As filed with the Securities and Exchange Commission on August 30, 2016

Registration No. 333-200027

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3, Registration No. 333-200027

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sagent Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1901 N. Roselle Road, Suite 700, Schaumburg, Illinois 60195 Telephone: (847) 908-1600	98-0536317
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification Number)

Allan Oberman

Chief Executive Officer

c/o Sagent Pharmaceuticals, Inc.

1901 N. Roselle Road,

Suite 700,

Schaumburg, Illinois 60195

Telephone: (847) 908-1600

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Toby S. Myerson Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 (212) 373-3000	George P. Stamas William B. Sorabella Alexander D. Fine Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800

Approximate date of commencement of proposed sale to the public: Not Applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to Registration Statement No. 333-200027 filed by Sagent Pharmaceuticals, Inc. (the “Company”) on Form S-3 with the Securities and Exchange Commission (the “SEC”) on November 7, 2014 (the “Registration Statement”) to register 22,571,145 shares of common stock and up to $500,000,000 in aggregate principal amount of debt securities. The Registration Statement became effective on December 5, 2014. The Company is filing the Post-Effective Amendment to withdraw and remove from registration the unissued and unsold securities issuable by the Company pursuant to the Registration Statement.

On July 10, 2016, Nichi-Iko Pharmaceutical Co., Ltd., a joint stock corporation organized under the laws of Japan (“Parent”), Shepard Vision, Inc., a Delaware corporation (“Purchaser”), a wholly-owned subsidiary of Parent, and the Company entered into an agreement and plan of merger (the “Merger Agreement”).

Pursuant to the Merger Agreement, on August 1, 2016, Parent and Purchaser commenced an all-cash tender offer (the “Offer”) to purchase all of the outstanding shares of common stock of the Company. The Offer expired at one minute following 11:59 p.m. (12:00 a.m.), New York City time, on August 26, 2016. On August 29, 2016, the Parent and the Purchaser acquired 28,818,609 shares of Company common stock, representing approximately 87.3% of the Company’s outstanding shares of common stock.

Pursuant to the Merger Agreement, Parent, through Purchaser, completed its acquisition of the Company on August 29, 2016 through a merger under Section 251(h) of the General Corporation Law of the State of Delaware (“DGCL”). In connection with the merger, the shares of common stock of the Company not tendered in the Offer (other than shares of common stock held by the Company and shares of common stock held by the Company’s stockholders who were entitled and have properly demanded appraisal in connection with the merger under Section 262 of the DGCL) were converted into the right to receive the Offer consideration ($21.75 per share), net to the holder in cash, without interest, less any applicable withholding taxes. As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company is terminating all offerings of its securities pursuant to the Registration Statement.

In addition, on August 29, 2016, NASDAQ filed Form 25 to delist the Company’s shares of common stock. The Company intends to file Form 15 to terminate registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and its duty to file reports under Sections 13 and 15(d) of the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Schaumburg, State of Illinois, on August 30, 2016.

SAGENT PHARMACEUTICALS, INC.

By:	/s/ Allan Oberman
Name:	Allan Oberman
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities as indicated on August 30, 2016.

Name	Title(s)

/s/
Kenji Matsuyama	Director
Kenji Matsuyama

/s/
Yuichi Tamura	Director
Yuichi Tamura

/s/
Allan Oberman	Chief Executive Officer and Director
Allan Oberman